Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 3, 2021 with respect to our audits of the consolidated financial statements of Scienjoy Holding Corporation and Subsidiaries as of December 31, 2020, which is included in its Annual Report on Amendment No. 1 to Form 20-F, filed with the Securities and Exchange Commission. We also consent to be the reference to our firm under the heading “Experts” in this Registration Statement.

We were dismissed as auditors on April 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in Form 20-F for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

May 10, 2023